                                                                    Exhibit 10.2


                                    FORM OF

                         EXECUTIVE SEVERANCE AGREEMENT

                      Dated as of ______________, 19___,

                                    between

                        MILLENNIUM PETROCHEMICALS INC.,

                  a Delaware corporation (the "Company"), and


                             _____________________
                                 ("Executive")

                               TABLE OF CONTENTS


SECTION                                                               PAGE

Section 1.   Termination Following Employment by Equistar.............. 1

Section 2.   Rights and Benefits upon Termination...................... 3
     (a)     Salary and Other Payment at Termination................... 3
     (b)     Crediting of Additional Pension Benefit................... 3
     (c)     401(k) Plan............................................... 4
     (d)     Insurance and Other Benefits.............................. 4
     (e)     Financial Counseling...................................... 4
     (f)     Outplacement.............................................. 5
     (g)     No Duty to Mitigate....................................... 5

Section 3.   Other Benefit Plans....................................... 5

Section 4.   Payment Obligations Absolute.............................. 5

Section 5.   Conditions to Employer's Obligations...................... 5

Section 6.   Special Tax Provision..................................... 6

Section 7.   Confidentiality and Cooperation........................... 9
     (a)     Cooperation............................................... 9
     (b)     Release of Liability...................................... 9

Section 8.   Term of Agreement.........................................10

Section 9.   Indemnification...........................................10

Section 10.  Arbitration...............................................11
     (a)     Arbitrable Matters........................................11
     (b)     Submission to Arbitration.................................11
     (c)     Arbitration Procedures....................................12
     (d)     Compliance with Decisions.................................12
     (e)     Costs and Expenses........................................13

Section 11.  Notices...................................................13

Section 12.  Miscellaneous.............................................14
     (a)     Assignment................................................14
     (b)     Construction of Agreement.................................14
     (c)     Amendment.................................................14
     (d)     Waiver....................................................14

                                      (i)

     (e)     Severability..............................................14
     (f)     Successors................................................14
     (g)     Taxes.....................................................15
     (h)     Governing Law.............................................15
     (i)     Entire Agreement..........................................15
     (j)     Independent Representation................................15



                                     (ii)

                         EXECUTIVE SEVERANCE AGREEMENT


     THIS EXECUTIVE SEVERANCE AGREEMENT, is made and entered into this ___ day of _________, 1997, by and between MILLENNIUM PETROCHEMICALS INC., a Delaware corporation (hereinafter referred to as "Company"), and ____________________, an individual (hereinafter referred to as "Executive").

                                  WITNESSETH:

     WHEREAS, the Board of Directors of the Company (the "Board") has authorized the Company to enter into a severance agreement in the form hereof with Executive;

     WHEREAS, pursuant to an arrangement between Millennium and Equistar Chemicals, LP ("Equistar"), Executive is expected to begin performing services for Equistar on or about December 1, 1997 (the "Closing Date"), Executive has been offered employment by Equistar, anticipated to be effective on or about January 1, 1998, and it is in the best interest of the Company that Executive accept this position without concern that Executive is distracted by personal uncertainties and risks created by this new assignment;

     WHEREAS, it is the Company's intent to assign this Agreement to Equistar upon Executive's employment by Equistar and all obligations under this Agreement shall be assumed by Equistar, unless specifically retained by Company;

     NOW, THEREFORE, to assure the Company that it will have the continued dedication of Executive and the availability of Executive's advice and counsel prior to Executive's employment with Equistar, to induce Executive to remain in the employ of the Company until employment by Equistar and further, to accept employment with Equistar and for other good and valuable consideration, the parties agree as follows:

     SECTION 1.  TERMINATION FOLLOWING EMPLOYMENT BY EQUISTAR.

     Employer will provide or cause to be provided to Executive the rights and benefits described in Section 2 of this Agreement in the event that Executive's employment is terminated prior to January 1, 2001 (A) by the Employer (as defined in the next paragraph) without Cause (as defined in Section 6) other than for death, Disability (as defined below) or retirement upon reaching age sixty-five (65) ("Normal Retirement Date") or (B) by the Executive effected by written notice ("Constructive Termination Notice") within ninety (90) days after any event that constitutes Constructive Termination for Good Reason, as defined below. The Constructive Termination Notice shall provide for a date of termination not less than ten (10) nor more than sixty (60) days after the date of such Constructive Termination Notice.

     For purposes of this Agreement, "Employer" shall refer to the Company prior to assignment of this Agreement to Equistar and shall refer to Equistar following Equistar's assumption of the obligations under this Agreement. The Executive's employment shall not be deemed to be terminated as a result of the transfer of his employment to Equistar.

     "Disability" for purposes of this Agreement shall mean Executive's inability to perform his material duties and responsibilities due to the same or related physical or mental illness for one hundred and eighty (180) consecutive days. A termination for Disability shall be deemed to occur when Executive is terminated by the Employer by written notice while Executive remains disabled.

     For purposes of this Agreement, "Constructive Termination for Good Reason" means:

          (i) the Executive is assigned to any duties or responsibilities that are not comparable to Executive's position, offices, duties, responsibilities or status with Equistar at the time of Executive's initial employment with Equistar or on the Closing Date, or the Executive's reporting responsibilities or titles are changed and the change results in a reduction of Executive's responsibilities or position at Equistar from those in effect at the time of the Executive's initial employment by Equistar or on the Closing Date;

          (ii) a relocation of Equistar's principal executive offices to a location more than twenty-five (25) miles from where they are at the time of Executive's initial employment with Equistar, or the Executive is actually transferred, or offered a proposed transfer, as evidenced in a written communication from Employer to Executive, to another location other than the location at which he was primarily assigned at the time of his initial employment by Equistar;

          (iii) a reduction of Executive's rate of annual base salary to a level below Executive's rate of base salary at the time of the Executive's initial employment by Equistar, or a reduction of the level of benefits or compensation provided to Executive below the comparable level of benefits or compensation payable to similarly situated Executives at Equistar;

          (iv) a failure by the Employer (A) to continue any bonus plan, program or arrangement provided by Employer, in which Executive was entitled to participate as of January 1, 1998, or, if such plans have not been finalized as of January 1, 1998, as of March 1, 1998 (the "Bonus Plans"), provided that any such Bonus Plans may be modified at the Employer's discretion from time to time but shall be deemed terminated if plans providing Executive with substantially similar benefits are not substituted therefor ("Substitute Plans") or (B) to consider Executive a participant in the Bonus Plans or Substitute Plans on not less than the same target level of award and not more than the same level of difficulty for achievability of such award as was applicable to Executive immediately prior to any change in such plans, in accordance with the Bonus Plans or Substitute Plans; or

          (v) any breach by the Employer of any material provision of this Agreement.

     SECTION 2. RIGHTS AND BENEFITS UPON TERMINATION. In the event Executive is entitled to receive the rights and benefits described in this Section as a result of the termination or Constructive Termination for Good Reason of Executive's employment as described in Section 1 (collectively referred to as "Termination"), the Employer agrees to provide or cause to be provided to Executive the following rights and benefits.

     (a) Salary and Other Payment at Termination. Employer shall pay to Executive not later than five (5) days following Termination a lump-sum payment in cash in the amount of (i) three (3) times Executive's Applicable Annual Earnings (as defined below); (ii) any unreimbursed business expenses for the period prior to Termination payable in accordance with Employer's policies, and
(iii) any base salary, bonus, vacation pay or other deferred compensation accrued or earned under law or in accordance with the Employer's policies applicable to Executive but not yet paid.

     For purposes of this Agreement, "Applicable Annual Earnings" shall mean the sum of Executive's highest annual base salary in effect within one hundred and eighty (180) days of the last day of employment with the Company or Executive's highest annual base salary within one hundred and eighty (180) days of Termination, whichever is higher, plus the highest annual bonus paid or payable to Executive for any of the last three (3) completed years by Equistar, the
Company or its predecessors.   Applicable Annual Earnings shall include such
annual base salary and bonus whether or not paid on a deferred basis, including without limitation, amounts contributed by or on behalf of Executive under an Employer-sponsored plan, such as (i) a plan described in section 125 or 401(k) of the Internal Revenue Code of 1986, as amended, or (ii) the Employer's deferral plan or an "excess benefit plan" as defined in the Employee Retirement Income Security Act of 1974, as amended. Notwithstanding the preceding provisions of this paragraph, Applicable Annual Earnings does not include any income attributable to stock options, stock appreciation rights, performance awards other than awards under an executive bonus plan described above, dividend credits, and restricted stock granted under, and dividends on shares acquired pursuant to, any stock option plan, restricted stock plan or performance unit plan.

     (b) Crediting of Additional Pension Benefit. Employer shall cause Executive to be credited with three (3) years of additional (i) age (not to exceed age sixty-five (65)) and (ii) service credit (at the level of Executive's Applicable Annual Earnings, to the extent accounted for under the Retirement Plans, as defined below) for pension purposes under any defined benefit type qualified or nonqualified pension plan or arrangement of the Employer and its affiliates applicable to Executive (the "Retirement Plans"), measured from the date of Termination and not otherwise credited, to the extent that Executive would otherwise be entitled to such credit during such three (3) year period. Payments to which Executive would be entitled under any of the Retirement Plans as a result of this additional age and service credit shall be made through and in accordance with the terms of the nonqualified defined benefit pension plan or arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in the Employer's or its affiliates' defined benefit plan covering Executive).

     If the method to calculate a retirement benefit under Employer's qualified retirement plan and Supplementary Executive Retirement Plan is changed, then the Executive shall be entitled to an amount under the new plan formula that is the equivalent of the amount that would have been payable if the Executive had been credited with the age and service credit described above. Payments attributable to this enhanced retirement benefit shall be payable under the Employer's non-qualified retirement plan for executives.

     (c) 401(k) Plan. The Employer shall pay to Executive an amount equal to three (3) years of the maximum Employer contribution (assuming Executive deferred the maximum amount and continued to earn his then current salary) measured from the date of Termination under any type of qualified or nonqualified 401(k) plan (payable at the end of each such year and not payable to the extent otherwise contributed to such plan).

     (d) Insurance and Other Benefits. To the extent that Executive is eligible thereunder, then for a period of thirty-six (36) months following Termination, Executive (and his dependents, as applicable) shall continue to be covered at Employer's expense by Employer's life insurance, medical, dental, accident and disability plans or any successor to a plan or program in effect at Termination for employees in the same class or category as Executive (hereafter individually and collectively referred to as "Welfare Plan"), subject to the terms of the Welfare Plan and to Executive's making any required contributions thereto which contributions shall not exceed those charged to employees in the same class or category in which Executive was employed by Employer. In the event that Executive is ineligible to continue to be so covered under the terms of any welfare Plan, or in the event that Executive is eligible but the benefits applicable to Executive (and his dependents, as applicable) are not substantially equivalent to such benefits immediately prior to Termination, then, for a period of thirty-six (36) months following Termination, Equistar, at its expense, shall provide to Executive (and his dependents, as applicable) through other sources such benefits as may be necessary to make the benefits applicable to Executive (and his dependents, as applicable) substantially equivalent to those in effect immediately prior to Termination. Continuation coverage provided pursuant to any group health plan maintained by Employer shall be credited against, and not in addition to, any continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended ("COBRA"). Any retiree coverage provided to Executive shall be on the same terms and conditions, including bridging of coverage, as that provided to executives in the same class or category in which Executive was employed by Employer.

     (e) Financial Counseling. For a period of one year following Termination, Executive shall continue to be covered at Employer's expense under Employer's financial counseling program, or any successor program in effect at Termination for employees in the same class or category as Executive, subject to the terms of such program. In the event that benefits available to Executive under that financial counseling program are not substantially equivalent to the benefits available to Executive at Termination, Employer, at its expense, shall provide to Executive through other sources such benefits as may be necessary to make the benefits available to Executive substantially equivalent to those in effect at Termination.

     (f) Outplacement. Employer shall provide to Executive, at its expense but not to exceed $40,000.00, outplacement assistance for Executive from a professional outplacement assistance firm which is reasonably suitable to Executive.

     (g) No Duty to Mitigate. Executive's entitlement to benefits hereunder shall not be governed by any duty to mitigate Executive's damages by seeking further employment nor offset by any compensation which Executive may receive from future employment.

     SECTION 3. OTHER BENEFIT PLANS. The Employer shall pay to Executive any other amounts or benefits due under the then applicable employee benefit incentive or equity plans of the Employer applicable to Executive as shall be determined and paid in accordance with such plans, except to the extent paid pursuant to Section 2 above.

     SECTION 4. PAYMENT OBLIGATIONS ABSOLUTE. Employer's obligation to pay or provide, or to cause to be paid or provided to Executive the amounts and benefits and to make the arrangements provided in this Agreement shall be absolute and unconditional and shall not be affected by any circumstances (including, without limitation, any set off, claim, counterclaim, recoupment, defense or other right, which the Employer may have against Executive or anyone else). All amounts payable by or on behalf of Employer hereunder shall be paid without notice or demand. The amounts due under Section 2 are inclusive, and in lieu of, any amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset against the amount due hereunder. Each and every payment made hereunder by or on behalf of the Employer shall be final and Employer and its subsidiaries or affiliates, for any reason whatsoever, shall not seek to recover all or any part of such payment from Executive or from whomever shall be entitled thereto. In no event shall an asserted violation of any provision of this Agreement constitute a basis for deferring or withholding any amount payable to, or on behalf of, Executive under this Agreement.

     SECTION 5. CONDITIONS TO EMPLOYER'S OBLIGATIONS. The Employer shall have no obligation to provide or cause to be provided to Executive the rights and benefits described in this Agreement if Employer terminates Executive's employment for "Cause," which for purposes of this Agreement shall be defined and limited to: (i) the continued and willful refusal by Executive to substantially perform his duties (other than a willful refusal to perform a duty which constitutes Constructive Termination for Good Reason or refusal resulting from Executive's incapacity due to physical or mental illness), after demand for substantial performance is delivered by the Partnership Governance Committee which demand specifically identifies the manner in which Partnership Governance Committee has determined that Executive has not substantially performed his duties, and Executive's performance is not cured to the Partnership Governance Committee's reasonable satisfaction within thirty (30) days from such demand;
(ii) the engagement by Executive in willful misconduct or dishonesty that is materially injurious to the Company or Equistar, monetarily or otherwise; (iii) Executive's final conviction of (or pleading nolo contendere to) a felony; (iv) breach of any fiduciary duty owed to the Company or any affiliate; or (v) dishonesty, misappropriation or fraud with regard to the Company (other than good faith expense account disputes).

Notwithstanding the foregoing, Employer shall not be deemed to have terminated Executive for Cause without (i) reasonable written notice to Executive setting forth the reasons for Employer's intention to terminate Executive for Cause and
(ii) an opportunity for Executive, together with his counsel, to be heard before the Partnership Governance Committee. Notwithstanding any contrary provision of this Agreement, it is specifically agreed that Cause shall not include any act or omission by Executive in the good faith exercise of Executive's business judgment as an officer of the Company or Equistar.

     Termination for Cause shall be effected by a written notice of termination for Cause. If Executive is terminated for Cause, Employer, in accordance with and subject to the provisions of the immediately preceding paragraph, shall not be required to provide Executive with at least sixty (60) days advance written notice of such termination for Cause. If Executive is terminated for a reason other than for Cause, Employer shall be required to provide sixty (60) days advance written notice to Executive unless Executive agrees to a shorter notice period. Regardless of the reason for termination, Executive shall receive, an addition to any other payments provided to Executive hereunder or otherwise, payment for his accrued base salary and a vacation allowance based on years of service through his termination date.

     SECTION 6. SPECIAL TAX PROVISION. (a) Anything in this Agreement to the contrary notwithstanding, in the event that any amount or benefit paid, payable, or to be paid, or distributed, distributable, or to be distributed to or with respect to Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Equistar or the Company, any person whose actions result in a change of ownership covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") or any person affiliated with Equistar or the Company or such person) as a result of a change in ownership covered by Code Section 280G(b)(2) (collectively, the "Covered Payments") is or becomes subject to the excise tax imposed by or under Section 4999 of the Code (or any similar tax that may hereafter be imposed), and/or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties, is hereinafter collectively referred to as the "Excise Tax"), Employer shall pay to Executive an additional amount (the "Tax Reimbursement Payment") such that after payment by Executive of all taxes (including, without limitation, any interest or penalties and any Excise Tax imposed on or attributable to the Tax Reimbursement Payment itself) Executive retains an amount of the Tax Reimbursement Payment equal to the sum of (i) the amount of the Excise Tax imposed upon the Covered Payments, and (ii) without duplication, an amount equal to the product of (A) any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in Executive's adjusted gross income, and (B) the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is made or is to be made. The intent of this Section 6 is that after paying Executive's federal, state and local income tax and any payroll taxes, Executive will be in the same position as if Executive was not subject to the Excise Tax under Section 4999 of the Code and did not receive the extra payments pursuant to this Section 6 and this Section 6 shall be interpreted accordingly.

     (b) Except as otherwise provided in Section 6(a), for purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) such Covered Payments will be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) and such payments in excess of the Code Section 280G(b)(3) "base amount" shall be treated as subject to the Excise Tax, unless, and except to the extent that, Employer's independent certified public accountants appointed prior to the change in ownership covered by Code Section 280G(b)(2) or legal counsel (reasonably acceptable to Executive) appointed by such public accountants, (or, if the public accountants decline such appointment and decline appointing such legal counsel, such independent certified public accountants as promptly mutually agreed on in good faith by Employer and Executive) (the "Accountant"), deliver a written opinion to Executive, reasonably satisfactory to Executive's legal counsel, that Executive has a reasonable basis to claim that the Covered Payments (in whole or in part) (A) do not constitute "parachute payments," (B) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount" allocable to such reasonable compensation, or (C) such "parachute payments" are otherwise not subject to such Excise Tax (with appropriate legal authority, detailed analysis and explanation provided therein by the Accountant); and (ii) the value of any Covered Payments which are non-cash benefits or deferred payments or benefits shall be determined by the Accountant in accordance with the principles of Section 280G of the Code.

     (c) For purposes of determining the amount of the Tax Reimbursement Payment, Executive shall be deemed: (i) to pay federal, state and/or local income taxes at the highest applicable marginal rate of income taxation for the calendar year in which the Tax Reimbursement Payment is made or is to be made, and (ii) to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed due to the inclusion of the Tax Reimbursement Payment in Executive's adjusted gross income.

     (d) (i) (A) In the event that prior to the time Executive has filed any of Executive's tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) occurred, the Accountant determines, for any reason whatsoever, the correct amount of the Tax Reimbursement Payment to be less than the amount determined at the time the Tax Reimbursement Payment was made, Executive shall repay to the employer, at the time that the amount of such reduction in Tax Reimbursement Payment is determined by the Accountant, the portion of the prior Tax Reimbursement Payment attributable to such reduction (including the portion of the Tax Reimbursement Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Tax Reimbursement Payment being repaid by Executive, using the assumptions and methodology utilized to calculate the Tax Reimbursement Payment (unless manifestly erroneous)), plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code.

             (B) In the event that the determination set forth in (A) above is made by the Accountant after the filing by Executive of any of Executive's tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) occurred but prior to one (1) year after the occurrence of such change in ownership, Executive shall file at the request of Employer an amended tax return in accordance with the Accountant's determination, but no portion of the Tax Reimbursement Payment shall be required to be refunded to Employer until actual refund or credit of such portion has been made to Executive, and interest payable to Employer shall not exceed the interest received or credited to Executive by such tax authority for the period it held such portion (less any tax Executive must pay on such interest and which Executive is unable to deduct as a result of payment of the refund).

             (C) In the event Executive receives a refund pursuant to (B) above and repays such amount to Employer, Executive shall thereafter file for any refunds or credits that may be due to Executive by reason of the repayments to Employer. Executive and Employer shall mutually agree upon the course of action, if any, to be pursued (which shall be at the expense of Executive) if Executive's claim for such refund or credit is denied.

          (ii) In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), Employer shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) once the amount of such excess is finally determined.

          (iii) In the event of any controversy with the Internal Revenue Service (or other taxing authority) under this Section 6, subject to the second sentence of subpart (i)(C) above, Executive shall permit Employer to control issues related to this Section 6 (at its expense), provided that such issues do not potentially materially adversely affect Executive, but Executive shall control any other issues. In the event the issues are interrelated, Executive and Employer shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree Executive shall made the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Executive shall permit the representative of Employer to accompany Executive, and Executive and Executive's representative shall cooperate with Employer and its representative.

          (iv) With regard to any initial filing for a refund or any other action required pursuant to this Section 6 (other than by mutual agreement) or, if not required, agreed to by Employer and Executive, Executive shall cooperate fully with Employer, provided that the foregoing shall not apply to actions that are provided herein to be at Executive's sole discretion.

     (e) The Tax Reimbursement Payment, or any portion thereof, payable by Employer shall be paid not later than the fifth (5th) day following the determination by the Accountant, and any payment made after such fifth (5th) day shall bear interest at the rate provided in Code Section 1274(b)(2)(B). Employer shall use its best efforts to cause the Accountant to promptly deliver the initial determination required hereunder and, if not delivered, within ninety (90) days after the change in ownership event covered by Section 280G(b)(2) of the Code, Employer shall pay

Executive the Tax Reimbursement Payment set forth in an opinion from counsel recognized as knowledgeable in the relevant areas selected by Executive, and reasonably acceptable to Employer, within five (5) days after delivery of such opinion. In accordance with Section 12(g), Employer may withhold from the Tax Reimbursement Payment and deposit into applicable taxing authorities such amounts as they are required to withhold by applicable law. To the extent that Executive is required to pay estimated or other taxes on amounts received by Executive beyond any withheld amounts, Executive shall promptly make such payments. The amount of such payment shall be subject to later adjustment in accordance with the determination of the Accountant as provided herein.

     (f)  Employer shall be responsible for all charges of the Accountant and if
(e) is applicable the reasonable charges for the opinion given by Executive's counsel.

     (g) Executive and Employer shall mutually agree on and promulgate further guidelines in accordance with the Section 6 to the extent, if any, necessary to effect the reversal of excessive or shortfall Tax Reimbursement Payments. The foregoing shall not in any way be inconsistent with Section 6(d)(i)(C) hereof.

     SECTION 7.  CONFIDENTIALITY AND COOPERATION.

     (a) Cooperation. Executive agrees that, at all times following Termination, Executive will furnish such information and render such assistance and cooperation as may reasonably be requested in connection with any litigation or legal proceedings concerning the Company, any of its subsidiaries or affiliates or Equistar (other than any legal proceedings arising out of or concerning Executive's employment or its Termination). In connection with such cooperation, Employer will pay or reimburse Executive for reasonable expenses.

     (b) Release of Liability. Executive hereby represents and covenants that prior to the time he is eligible to receive any payments provided for in Section 2 of this Agreement, he will execute and deliver to the Employer, on a form reasonably satisfactory to Employer and the Executive, a separate release and waiver, which, without limiting the generality of the foregoing, shall include a release and discharge of the Company, its subsidiaries and affiliates or Equistar, and its and their directors, Partnership Governance Committee, officers, employees, owners, agents, successors and assigns from any and all suits, causes of action, demands, claims, charges, complaints, liabilities, costs, losses, damages, injuries, bonds, judgments, attorneys' fees and expenses, in any form whatsoever, in law or in equity, whether known or unknown, whether suspect or unsuspected, arising out of Executive's employment with Company or with Equistar through his Termination, including, without limitation, claims arising under any federal, state or local law for breach of an implied covenant of good faith and fair dealing, breach of contract, defamation, slander, negligent misrepresentation, fraud, intentional or negligent interference with business relations, and employment discrimination, including, but not limited to, claims under the Age Discrimination in Employment Act, the Americans with Disabilities Act and the Texas Commission on Human Rights Act, except to the extent that Executive's rights are vested under the terms of employee benefit plans sponsored by Equistar or the Company and except with respect to such rights or claims (other than agreements herein to perform future employment-related actions) as may arise after termination.

     SECTION 8. TERM OF AGREEMENT. This Agreement shall remain in effect until three (3) years from the date of Executive's employment by Equistar, unless otherwise terminated by resolution of the Company's Board of Directors prior to Executive's employment by Equistar. Employer shall notify Executive in writing of the effective date of termination if the Company's Board determines to terminate this Agreement. It is the Employer's intention to provide or cause to be provided to Executive the benefits set forth herein if Executive is terminated from employment by Equistar and the other applicable conditions are satisfied.

     SECTION 9. INDEMNIFICATION. (a) The Company and Equistar, jointly and severally, agree that if Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that Executive is or was a director or officer of the Company, Equistar, and/or any other affiliate of any of such companies, or is or was serving at the request of any of such companies as a director, officer, member, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee, fiduciary or agent, Executive shall be indemnified and held harmless by the Company and Equistar to the fullest extent authorized by Texas law (or, if different, the law applicable to such company), as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, member, fiduciary or agent, or is no longer employed by Employer, and shall inure to the benefit of Executive's heirs, executors and administrators. With respect to the obligations set forth in this
Section 9, the Company and Equistar shall become liable hereunder with respect to any Proceeding which arises out of or relates to events occurring on or after July 1, 1996, except to the extent that the liability relates to service with or for another assignee under Section 12(f) hereof (in which case such assignee shall be liable).

     (b) As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and reasonable costs, reasonable attorneys' fees, reasonable accountants' fees, and reasonable disbursements and costs of attachment or similar bonds, investigations, and any reasonable expenses of establishing a right to indemnification under this Agreement.

     (c) Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company and Equistar in advance upon Executive's request and the giving by Executive of any undertakings required by applicable law.

     (d) Executive shall give the Company and Equistar prompt notice of any claim made against Executive for which indemnity will or could be sought under this Agreement. In addition,

Executive shall give the Company and Equistar such information and cooperation as they may reasonably require and as shall be within Executive's power and at such times and places as are reasonably convenient for Executive.

     (e) With respect to any Proceeding as to which Executive notifies the Company and Equistar of the commencement thereof: (i) the Company and/or Equistar will be entitled to participate therein at their own expense; and (ii) except as otherwise provided below, to the extent that they may wish, the Company and/or Equistar, jointly with any other indemnifying party similarly notified, will be entitled to assume the defense thereof. Executive also shall have the right to employ Executive's own counsel in such Proceeding and the fees and expenses of such counsel shall be at the expense of Employer.

     (f) The Company and Equistar shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any Proceeding effected without its written consent. Neither the Company nor Equistar shall settle any Proceeding in any manner which would impose any penalty or limitation on Executive without Executive's written consent. Neither the Company, Equistar nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

     (g) The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this
Section 9 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by-laws of the Company, agreement, vote of stockholders or disinterested directors or otherwise.

     SECTION 10. ARBITRATION.

     (a) Arbitrable Matters. Any dispute under this Agreement arising between the parties shall be settled by binding arbitration. In the event of any dispute between Executive and Employer hereunder, either party shall be entitled to submit the dispute to arbitration. The arbitration proceeding shall be held in Houston, Texas (unless otherwise mutually agreed by the parties), and shall be conducted in accordance with the Center for Public Resources ("CPR") Rules for Non-Administered Arbitration of Business Disputes. The arbitration shall be conducted by a sole arbitrator appointed in accordance with the rules established by CPR (the "Arbitrator").

     Any arbitration between Executive and Employer pursuant to this Agreement shall be governed by the United States Arbitration Act, 9 U.S.C. (S)(S) 1-16 (or its successor). If the United States Arbitration Act is determined by the Arbitrator not to apply to this type of employer/employee agreement based on precedential legal authority, the parties agree to arbitrate any dispute under the Texas General Arbitration Act, V.A.T.S. Art. 238-6 et. seq. (or its successor).

     (b) Submission to Arbitration. The party submitting any matter arising out of this Agreement to arbitration (the "demanding party") shall do so by delivering written notice thereof

(the "arbitration notice") to the other party (the "noticed party"). In addition to indicating the demanding party's intention to commence arbitration proceedings, the arbitration notice shall state the nature, with reasonable detail, of the dispute and the demanding party's claim or claims, the question or questions to be submitted for decision or award by arbitration and the relief or remedy sought. A copy of the arbitration notice shall be concurrently provided to CPR, along with a copy of this Agreement and a request to appoint an Arbitrator. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement.

     (c) Arbitration Procedures. The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Texas as applicable to the claim asserted. The Federal Rules of Evidence shall apply. The Arbitrator shall have no authority to change this Agreement unless otherwise agreed by both parties. The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. Any party may be represented by an attorney or other representative selected by the party.

     The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

     At any time after the date of receipt of the arbitration notice, each party can make discovery requests of the other in any form permitted under the Federal Rules of Civil Procedure. The recipient of a discovery request shall have twenty (20) days after the receipt of such request to object to any or all portions of such request, and shall respond to any portions of such request not so objected to within thirty (30) days of the receipt of such request. All objections shall be in writing and shall indicate the reasons for such objections. The objecting party shall insure that all objections and responses are received by other parties within the above time periods. Any party seeking to compel discovery following receipt of an objection shall file with the other party and the Arbitrator a motion to compel, including a copy of the initial request and the objection. The Arbitrator shall allow ten (10) days for responses to the motion to compel before ruling. Claims of privilege and other objections shall be determined as they would in federal court in a case applying Texas law.

     At least thirty (30) days before the arbitration, the parties must exchange lists of witnesses, including any expert witnesses, and copies of all exhibits intended to be used at the arbitration. Each party shall have the right to subpoena witnesses and documents for the arbitration. Either party may arrange for a court reporter to provide a stenographic record of proceedings. The cost of the court reporter will be paid by the Company or Equistar.

     (d) Compliance with Decisions. To the extent permissible under applicable law, the parties agree that the award of the Arbitrator shall be final and binding and shall be subject only to the judicial review permitted by the United States Arbitration Act or other applicable arbitration law pursuant to Section 10(a) hereof. Judgment on the arbitration award may be entered and enforced in any court having jurisdiction over the parties or their assets. It is the intent of the parties that the arbitration provisions hereof be enforced to the fullest extent permitted by applicable law.

     (e) Costs and Expenses. The Employer shall promptly pay or reimburse Executive for all costs and expenses, including, without limitation, attorneys' fees and witnesses' fees, incurred by Executive as a result of any arbitration (regardless of the outcome thereof) arising out of this Agreement. All expenses of such arbitration, including the reasonable fees and expenses of legal counsel for Executive and the costs and expenses incurred by the Arbitrator, shall be borne by Employer.

     SECTION 11. NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder (hereinafter referred to as "notices") shall be in writing and shall be deemed to have been duly given if delivered by-hand, given by prepaid telecopy, telex or telegram, or mailed via certified or registered U.S. mail, to the party to receive such notice at such party's address set forth below; provided that either party may change its address for notice by giving to the other party written notice of such change.

     If to Company:

          Millennium Petrochemicals Inc.
          11500 North Lake Drive
          Cincinnati, OH  45249
          Attn: President

     With a copy to:
          Millennium Petrochemicals Inc.
          99 Wood Ave S.
          Iselin, NJ 08830
          Attn: General Counsel

     If to Equistar:

          1221 McKinney Street
          Houston, Texas 77010
          Attn: Partnership Governance Committee

     If to Executive:

     The last address on the books of the Employer.

     Any notice given pursuant to this Agreement shall be deemed received (i) if delivered by-hand, when delivered; (ii) if sent by telecopy, telex or telegram, 24 hours after sending; and (iii) if mailed, when delivered.

     SECTION 12. MISCELLANEOUS.

     (a) Assignment. No right, benefit or interest hereunder shall be subject to assignment, anticipation, alienation, sale, encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process; provided, however, that Executive may assign any right, benefit or interest hereunder if such assignment is permitted under the terms of any plan or policy of insurance, or annuity contract governing such right, benefit or interest.

     (b) Construction of Agreement. Nothing in this Agreement shall be construed to amend any provision of any plan or policy of the Company or Equistar except as otherwise expressly noted herein. This Agreement is not, and nothing herein shall be deemed to create, a commitment of continued employment of Executive by the Company or any of its subsidiaries or by Equistar. The Employer reserves the right to terminate Executive's employment at any time with or without Cause, subject to the payment provisions hereof. Executive acknowledges that he is aware that he shall have no claim against the Company or Equistar hereunder or for deprivation of the right to receive the amounts hereunder as a result of any termination that does not specifically satisfy the requirements hereof. The foregoing shall not affect Executive's rights under any other agreement with the Company or Equistar. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Whenever the context of this Agreement so requires, the masculine gender includes the feminine gender, and words used in the singular or plural will include the other. The words "herein" "hereunder" and other similar compounds of the word "here" refer to the entire Agreement and not to any particular section or provision.

     (c) Amendment. This Agreement may not be amended, modified or canceled except by written agreement of the parties or their respective successors and legal representatives.

     (d) Waiver. No provision of this Agreement may be waived except by a writing signed by the party to be bound thereby.

     (e) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

     (f) Successors. This Agreement is personal to Executive and without the prior written consent of the Company or Equistar shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. The Company will require Equistar to assume this Agreement on Executive's employment with Equistar, and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Failure of the Company to obtain such assumption and agreement shall constitute a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as he would be entitled hereunder with respect to Constructive Termination for Good Reason.

     This Agreement shall be binding upon and inure to the benefit of the Company, Equistar and any successor organization or organizations which shall success to substantially all of the business and/or assets of the Company (whether direct or indirect by means of merger, consolidation, acquisition of substantially all the assets of the of the Company, or otherwise, including by operation of law).

     (g) Taxes. Any payment or delivery required under this Agreement shall be subject to all requirements of the law with regard to withholding of taxes, filing, making of reports and the like.

     (h) Governing Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW PRINCIPLES.

     (i) Entire Agreement. Except as otherwise provided in Section 4 hereof, this Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby.

     (j) Independent Representation. Executive acknowledges that he has been advised by the Company to have the Agreement reviewed by independent counsel and has been given the opportunity to do so.


                                 [END OF PAGE]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the ____ day of ________________________, 19___.


                                 MILLENNIUM PETROCHEMICALS INC.



                                 By:
                                    ---------------------------
                                 Name:
                                 Title:



                                 EXECUTIVE



                                 By:
                                    ---------------------------


ACCEPTED AND AGREED BY:

EQUISTAR CHEMICALS, LP


By:
   -----------------------------
Name:
Title: